EXHIBIT 11

               CHRYSLER CORPORATION AND CONSOLIDATED SUBSIDIARIES

                         EARNINGS PER COMMON SHARE DATA
                         APB OPINION NO. 15 CALCULATION

                                                                         PERIOD ENDED JUNE 30,
                                                                ---------------------------------------
                                                                  THREE MONTHS
                                                                      ENDED           SIX MONTHS ENDED
                                                                -----------------     -----------------
                                                                 1996       1995       1996       1995
                                                                ------     ------     ------     ------
                                                                  (IN MILLIONS OF DOLLARS AND SHARES)
PRIMARY:
  Net earnings............................................      $1,037     $  135     $2,042     $  631
  Preferred stock dividend................................          (1)        (3)        (2)       (17)
                                                                ------     ------     ------     ------
  Earnings attributable to common stock...................      $1,036     $  132     $2,040     $  614
                                                                ======     ======     ======     ======
  Weighted average shares outstanding.....................       738.7      750.2      745.6      734.0
  Shares issued on exercise of dilutive options...........        22.4       12.4       24.1       12.9
  Shares purchased with proceeds of options...............       (14.4)      (6.1)     (16.2)      (6.4)
  Shares contingently issuable............................         1.0        1.0        0.9        0.8
                                                                ------     ------     ------     ------
  Shares applicable to primary earnings...................       747.7      757.5      754.4      741.3
                                                                ======     ======     ======     ======
FULLY DILUTED:
  Net earnings............................................      $1,037     $  135     $2,042     $  631
  Preferred stock dividend................................          --         (3)        --         --
                                                                ------     ------     ------     ------
  Earnings attributable to common stock...................      $1,037     $  132     $2,042     $  631
                                                                ======     ======     ======     ======
  Weighted average shares outstanding.....................       738.7      750.2      745.6      734.0
  Shares issued on exercise of dilutive options...........        22.4       24.2       24.1       18.8
  Shares purchased with proceeds of options...............       (14.4)     (17.2)     (15.6)     (12.0)
  Shares applicable to convertible preferred stock........         4.5       21.4        5.8       59.4
  Shares contingently issuable............................         1.8        1.7        1.7        1.3
                                                                ------     ------     ------     ------
  Shares applicable to fully diluted earnings.............       753.0      780.3      761.6      801.5
                                                                ======     ======     ======     ======
PER COMMON SHARE DATA: (In dollars)
  Primary:
     Earnings before cumulative effect of a change in
      accounting principle...............................       $ 1.39     $ 0.17     $ 2.70     $ 0.96
     Cumulative effect of a change in accounting
      principle..........................................           --         --         --      (0.13)
                                                                ------     ------     ------     ------
     Net earnings per common share.........................     $ 1.39     $ 0.17     $ 2.70     $ 0.83
                                                                ======     ======     ======     ======
  Fully Diluted:
     Earnings before cumulative effect of a change in
      accounting principle...............................       $ 1.38     $ 0.17     $ 2.68     $ 0.91
     Cumulative effect of a change in accounting
      principle..........................................          --         --         --      (0.12)
                                                                ------     ------     ------     ------
     Net earnings per common share.........................     $ 1.38     $ 0.17     $ 2.68     $ 0.79
                                                                ======     ======     ======     ======

NOTE: Primary earnings per common share amounts were computed by dividing earnings after deduction of preferred stock dividends by the average number of common and dilutive equivalent shares outstanding. Computations of primary earnings per common share exclude the effect of common stock equivalents and shares contingently issuable for any period in which their inclusion would have the effect of increasing the earnings per common share amount otherwise computed. Fully diluted per common share amounts assume conversion of the convertible preferred stock, the elimination of the related preferred stock dividend requirement, and the issuance of common stock for all other potentially dilutive equivalents outstanding, unless such conversion has the effect of increasing the earnings per common share amount otherwise computed. All per share data has been adjusted to reflect the two-for-one stock split.